UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration
under 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
to File Reports Under Sections 13 and 15(d) of the
Securities Exchange Act of 1934.

Commission File Number 333-132319-03

Citicorp Residential Mortgage Trust Series 2006-3
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(Exact name of issuing entity as specified in its charter)

Citicorp Residential Mortgage Securities, Inc.
(Issuer in respect of the REMIC Pass-Through Certificates)
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Exact name of depositor as specified in its charter)

Citicorp Trust Bank, fsb
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(Exact name of sponsor as specified in its charter)

1000 Technology Drive
O'Fallon, Missouri 63368
(636) 261-1313
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Not Applicable
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]             Rule 12h-3(b)(1)(i)               [ ]
        Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)              [ ]
        Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)              [ ]
        Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)       [ ]
                     Rule 15d-6        [x]

Approximate number of holders of record as of the certification or notice date: 55

Pursuant to the requirements of the Securities Exchange Act of 1934, Citicorp Residential Mortgage Securities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 30, 2007                            BY: /s/ Michael J. Tarpley
         Michael J. Tarpley
         Assistant Secretary